August 25, 1995


Tom Ensch                  cc:   George Mrkonic
                           Buddy Savary
                           Carl Valdiserri
                           Lou Balius
                           Jackie Dout
                           Ed Grakamp
                           Meg Hunter
                           Ron Liggett



                      COMPENSATION AND INCENTIVE PACKAGE


     In recognition of your past and potential performance as President of Champion Motor Coach, I am pleased on behalf of the Board to present the following compensation and incentive package.


     A) Base Salary. Your base salary has been increased to $180,000 annually, effective April 1, 1995. As in the past, future base salary increases will be at 24 to 30 month intervals.


     B) Annual Cash Incentive Plan. Your 1995 Fiscal Year Plan stands as issued to you previously. Your 1996 Fiscal
           Year Plan is attached at the 6% level. It is anticipated that your 1997 Fiscal Year Plan will be at the 5% level.


     C) Rolling Three Year Incentive Plan. Attached is the 1995-97 Rolling Three-Year Incentive Plan for payout as of March 1998 to encourage and reward even higher profit and return on investment during that period.


     D) Change of Control Agreement. Attached is a five year agreement to provide encouragement and security in the potential event of various change of control scenarios. Please review, sign and return a copy to me.





     Tom it is a pleasure that we can provide this integrated incentive package to you based upon your and Champion Motor Coach's performance. Consistent with this approach you will not receive the annual premium priced option grants of Champion Enterprises stock that you have in the past three years.

     We look forward to your continued success.






                           Walter R. Young, Jr.
\bj
attch.